Exhibit 4.15

Zibo Shidong Digital Technology Service Co, Ltd.

and

Lishui Huiwang Investment Partnership (Limited Partnership)

Hangzhou Wangxin Information Holdings Co., Ltd.

Wangxin Technology Innovation Industry Development Group Co., Ltd.

Of

Capital Increase Agreement

about

Zhejiang Wangxin Health Technology Co., Ltd.

February 20, 2021

Zhejiang Wangxin Health Technology Co., Ltd.

Capital Increase Agreement

This "Capital Increase Agreement" (hereinafter referred to as the "Agreement") was signed by the following parties in Hangzhou, Zhejiang Province on February 20, 2021:

(1)Zibo Shidong Digital Technology Service Co, Ltd. (hereinafter referred to as the "Subscriber") is a limited liability company legally established and validly existing in accordance with the laws of the People's Republic of China. Its registered address is Room 1501, 15th Floor, Financial Center Building, No. 228 West Renmin Road, Ma Shang, Zhangdian District, Zibo City, Shandong Province. Its legal representative is Shen Yuandong.

(2)Lishui Huiwang Investment Partnership (Limited Partnership) (hereinafter referred to as the "Original Shareholder"), is a limited partnership legally established and continued in accordance with the laws of the People's Republic of China, and its registered address is Room 308, No. 22 Tuanjie Road, Hongxing Street, Jingning Jinzu Autonomous County, Lishui City, Zhejiang Province. Its Executive Partner is Zhang Sigang.

(3)Hangzhou Wangxin Information Holdings Co., Ltd. (hereinafter referred to as the "Original Shareholder") is a limited liability company legally established and validly existing in accordance with the laws of the People's Republic of China. Its registered address is No. 2601-6, Building 4, New Shuangcheng Building,1785 Jianghan Road, Changhe Street, Binjiang District, Hangzhou City, Zhejiang Province. Its legal representative is Zhao Jian.

(4)Wangxin Technology Innovation Industry Development Group Co., Ltd. (hereinafter referred to as the "Original Shareholder") is a limited liability company legally established and validly existing in accordance with the laws of the People's Republic of China. Its registered address is Room 2401-1, Building 4, Wangxin Shuangcheng Building, No. 1785 Road,Jianghan, Changhe Street, Binjiang District, Hangzhou City, Zhejiang Province. Its legal representative is Zhang Sigang.

Each of the foregoing parties is referred to individually as a "Party" and collectively as the "Parties".

Zhejiang Wangxin Health Technology Co., Ltd. hereinafter referred to as the “target company”.

Given:

(1) As of the date of signing this agreement, the registered capital of the target company is RMB 50 million and the paid-in capital is RMB 0.

(2) The subscriber intends to subscribe for the new registered capital of the target company in accordance with the terms and conditions of this agreement, and the original shareholders and the target company are willing to accept the subscription of the registered capital of the target company by the subscriber and to increase the capital in accordance with the terms and conditions of this agreement (the following: referred to as "the capital increase").

After friendly negotiation, the parties have reached an agreement on the matters related to this capital increase on the basis of equality and mutual benefit as follows:

1. This Capital Increase

1.1 The pre-investment valuation of the target company for this investment is RMB 300 million, and its registered capital will be increased from RMB 50 million to RMB 51.1 million, with an additional registered capital of RMB 1.1 million (hereinafter referred to as "new capital contribution"). The subscriber contributed RMB 6.6 million (hereinafter referred to as the "investment fund") to subscribe for the above-mentioned new capital contribution, of which RMB 1.1 million was included in the registered capital of the target company, and the premium amount of RMB 5.5 million was included in the capital surplus of the target company.

1.2 After the completion of this capital increase, the shareholding ratio of the subscriber in the target company is 2.15%.

2. Investment Payment

2.1 The Subscriber shall pay the investment funds through bank remittance to the bank account opened by the target company which has been notified in writing by the target company in advance.

2.2 The Subscriber shall bear the remittance fees, handling fees and other related miscellaneous fees charged by the paying bank for the investment payment, and the target company shall bear the remittance fees, handling fees and other related fees charged by the receiving bank for the investment payment.

3. Delivery Conditions

Payment of the investment under this Agreement is subject to the satisfaction of the following conditions precedent or waived in writing by the Subscriber:

3.1 As of the date of this Agreement, all representations and warranties under this Agreement are true, accurate, complete and not misleading.

4. Representations and Warranties

4.1 The original shareholders, the target company and the subscriber all make the following representations and warranties, and such representations and warranties are true, accurate and not misleading on the date of signing this agreement;

4.1.1 It is a legal entity legally established and validly existing in accordance with the law of the place where it is established, and can independently be the subject of litigation;

4.1.2 It has all the necessary capabilities, powers and authorizations to sign and perform this Agreement, and this Agreement constitutes a binding legal obligation on it;

4.1.3 Its execution and performance of this Agreement will not:

(1) Violating its business license (or its similar establishment documents), articles of association, partnership agreement or other binding organizational documents;

(2) Cause it to violate the contract, agreement or other legal document that is binding on it;

(3) Make it violate any laws, regulations, departmental rules, normative documents, orders or decisions of any administrative department, or rulings, awards or judgments of any arbitration institution or judicial department.

4.1.4 Unless otherwise stipulated in this Agreement, it is not required to obtain the consent, approval, permission or and authorization of any government department or third party for its execution of this Agreement, its performance of its obligations under this Agreement, or its execution and completion of this capital increase;

4.1.5 There are no lawsuits, arbitrations or other legal proceedings brought against it, pending or threatening to initiate or potentially affect the execution or performance of this Agreement.

5. Corporate Governance

5.1 After the completion of the delivery, all parties shall enjoy corresponding rights and undertake corresponding obligations according to their respective shareholding ratios in the target company. The parties agree to amend the articles of association of the target company according to the content of this agreement.

5.2 The shareholders' meeting is the highest authority of the target company and decides all major matters of the target company. Shareholders exercise their voting rights in proportion to their paid-in capital contributions. The powers of the shareholders' meeting mentioned in Article 37 of the Company Law must be approved by shareholders representing half of the voting rights. Among them, the resolutions to amend the articles of association of the company, increase or decrease the registered capital, and the resolutions of the merger, division, dissolution or change of the company form made by the shareholders meeting must be approved by the shareholders representing 2/3 of the voting rights.

6. Confidential Policy

6.1 The meaning of "confidential information" in this agreement refers to the information related to this agreement and the various arrangements under this agreement, except for the disclosure made in accordance with the following provisions, neither party to this agreement shall disclose it to any third party. However, such confidential information shall not contain any information that is not known to the public as a result of a breach of this term.

6.2 The following shall not be regarded as a breach of confidentiality:

6.2.1 If a party discloses confidential information to it due to the requirements of government agencies, judicial agencies or securities regulatory authorities, the party shall disclose confidential information only within the scope of such requirements, and make every reasonable effort to seek protection orders, confidentiality treatment or other appropriate relief. In such cases, the disclosing party shall provide only those portions that are legally required to be disclosed, and shall use reasonable efforts to maintain the confidentiality of such information to the extent reasonably required by the non-disclosing party;

6.2.2 Disclosure to the extent mutually agreed in writing by the parties.

7. Liability for Breach of Contract and Compensation

All parties shall perform their obligations in accordance with their respective responsibilities stipulated in this agreement, otherwise the failure to perform the contract constitutes a breach of contract and shall bear the corresponding liability for breach of contract in accordance with the law.

8. Applicable Law and Dispute Resolution

8.1 The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by laws of People's Republic of China.

8.2 All disputes arising from or related to this Agreement shall be resolved through friendly negotiation by all parties; if the dispute cannot be resolved through negotiation, the dispute (including disputes concerning the validity or existence of this Agreement) shall be submitted to the court where the target company is located.

9. Notice

Notices given by either party under this Agreement shall be in writing. The address at which each party receives notices shall be based on the domicile and address stated in this Agreement. Notifications can be delivered in person or by express mail. A notice delivered by hand shall be deemed delivered on the day it is delivered by hand. A notice delivered by express mail shall be deemed delivered on the third day after it is issued (counting from the date of delivery), regardless of whether the notified party refuses to receive it or has no one to take over.

10. Legal Validity

10.1 The attachments made in accordance with the principles stipulated in this agreement are integral parts of this agreement and have the same legal effect as other parts of this agreement.

10.2 This Agreement is made in 5 copies, and each party holds one copy, which has the same effect. This Agreement will take effect from the date of signature by the legal representatives or their authorized representatives of all parties.

(No text below this page)

(There is no text on this page, it is the signing page of the Capital Increase Agreement )

Target Company:

Zhejiang Wangxin Health Technology Co., Ltd. (seal)

Legal representative or authorized representative (signature or seal):

Signing page of the Capital Increase Agreement of Zhejiang Wangxin Health Technology Co., Ltd.

(There is no text on this page, it is the signing page of the Capital Increase Agreement )

Subscriber:

Zibo Shidong Digital Technology Service Co, Ltd. (seal):

Legal representative or authorized representative (signature or seal):

Signing page of the Capital Increase Agreement of Zhejiang Wangxin Health Technology Co., Ltd.

(There is no text on this page, it is the signing page of the Capital Increase Agreement )

Original shareholder:

Lishui Huiwang Investment Partnership (Limited Partnership) (Seal)

Legal representative or appointed representative (signature or seal)

Signing page of the Capital Increase Agreement of Zhejiang Wangxin Health Technology Co., Ltd.

(There is no text on this page, it is the signing page of the Capital Increase Agreement )

Original shareholder:

Hangzhou Wangxin Information Holdings Co., Ltd. (seal):

Legal representative or appointed representative (signature and seal):

Signing page of the Capital Increase Agreement of Zhejiang Wangxin Health Technology Co., Ltd.

(There is no text on this page, it is the signing page of the Capital Increase Agreement )

Original shareholder:

Wangxin Technology Innovation Industry Development Group Co., Ltd. (seal)

Legal representative or appointed representative (signature or seal):

Signing page of the Capital Increase Agreement of Zhejiang Wangxin Health Technology Co., Ltd.

9